Press Release

                     DIALYSIS CORPORATION OF AMERICA
             ANNOUNCES EXTENSION OF WARRANT EXERCISE PERIOD

Lemoyne, Pennsylvania, March 21, 2000 - Dialysis Corporation of America (Nasdaq SmallCap Market-DCAI) announces its third extension of the exercise period of its outstanding publicly traded redeemable common stock purchase warrants ("Warrants") from March 31, 2000 to June 30, 2000. The Company believes it appropriate to the marketplace and fair to the Warrant-holders to allow them the opportunity to relate to the Company's proposed reorganization, which includes the sale of its assets to a wholly-owned subsidiary of its parent, Medicore, Inc., which currently holds a 65% interest in the Company, and immediately thereafter a merger with MainStreet IPO.com Inc. ("MainStreet"). MainStreet filed a registration statement on Form S-4 with respect to the proposed transactions in which the Company included its proxy statement. That document is in preliminary form, and recently received extensive comments from the staff of the Securities and Exchange Commission.

     We feel it would be fair to the marketplace and to security holders to continue to evaluate our Company and have the additional time to consider the overall situation and have the opportunity to determine whether they wish to exercise their DCA Warrants.

     To date, the Company has been advised that approximately 141,000 Warrants have been exercised, leaving a balance of 2,159,000 Warrants that continue to trade on the Nasdaq SmallCap Market (symbol "DCAIW"), and will be eligible for exercise if the warrantholders so desire. The exercise price is $4.50 per share for one share of the Company's common stock. The closing prices of the common stock and the Warrants on Monday, March 20, 2000 as reported by Nasdaq were $4.63 and $.41, respectively.

    This release contains forward-looking statements that are subject to risks and uncertainties, including but not limited to the volatility of the prices of the common stock and Warrants, the possible inability to satisfy the comments and concerns of the staff of the Commission relating to the proposed merger and sale of assets transactions and proposed operations of MainStreet, or if so satisfied, that such transactions may not be submitted to or approved by the Company's shareholders, future business events, general economic conditions, regulation of MainStreet's proposed operations, regulation of dialysis operations, government rate modification for Medicare reimbursement, the highly competitive environment in the operation and acquisition of dialysis centers, as well as the proposed Internet operations for direct public offerings as proposed by MainStreet, the absence of operations and revenues of MainStreet, and other risks detailed from time to time in the Company's and MainStreet's filings with the Commission.

CONTACT: For more information, contact Thomas K. Langbein, CEO, Dialysis Corporation of America, 777 Terrace Avenue, Hasbrouck Heights, New Jersey 07604. Telephone No. (201) 288-8222.